Exhibit 99.1

Contact: Investor Relations ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Fourth Quarter and Fiscal Year 2015 Results

Fiscal 2015 Adjusted EBITDA grows 56% year-over-year, reaching new record high

CARLSBAD, Calif. – May 19, 2015 – ViaSat Inc. (NASDAQ: VSAT), an innovator in broadband and communication technologies and services, today announced record fiscal fourth quarter financial results, including record revenues of $364.8 million and strong Adjusted EBITDA of $89.1 million, which grew more than 55% over the same period last year. Non-GAAP diluted net income attributable to ViaSat common stockholders for the fourth quarter of fiscal year 2015 also grew significantly to $0.36 per share, compared to $0.10 per share in the prior year period, a 260% increase. Diluted GAAP net income attributable to ViaSat common stockholders was $0.16 in the fourth quarter of fiscal year 2015 compared to a net loss of $0.08 per share in the fourth quarter of fiscal year 2014.

ViaSat’s fiscal year 2015 results also reflected record performance and strong earnings growth. Revenues reached nearly $1.4 billion, a new record high, and Adjusted EBITDA grew 56% compared to fiscal year 2014 to $344.8 million, also a record. Fiscal year 2015 marked another strong order year with awards of over $1.4 billion, generating a positive book-to-bill ratio for fiscal year 2015 and backlog of $915.6 million. Net income attributable to ViaSat common stockholders also grew significantly, increasing to $1.58 per share on a non-GAAP diluted basis, or $0.84 on a diluted GAAP basis, both inclusive of tax benefits of approximately $0.20 per share related to the retroactive reinstatement of the federal research and development credit legislation through December 31, 2014. In fiscal year 2014, net income attributable to ViaSat common stockholders was $0.44 per share on a non-GAAP diluted basis and a net loss of $0.21 per share on a diluted GAAP basis.

“Adjusted EBITDA growth of over 55% for both the fourth quarter and fiscal year 2015 reflects ViaSat’s ongoing transformation to increasingly capture the value of our leading technologies through higher margin services in consumer, business and government markets,” said Mark Dankberg, ViaSat CEO and chairman. “Services margins increased and services revenue growth overcame the expected headwinds from our Blue Force Tracking 2 product sales declines and a high prior year revenue comparison from our large Australian NBN project. Our progress this year buoys prospects for fiscal year 2016 given a positive book-to-bill ratio, government mobile products orders that lead to services follow-ons, good prospects for growth in commercial aeronautical Wi-Fi, and continued operational improvements in satellite services and bandwidth management while demand outstrips supply in the best geographic markets.”

ViaSat News

Financial Results1

(In millions, except per share data)	Q4 FY15	Q4 FY14	FY15	FY14
Revenues	$364.8	$343.9	$1,382.5	$1,351.5
Adjusted EBITDA	$89.1	$57.4	$344.8	$221.2
Net income (loss)[2]	$7.5	$(3.5)	$40.4	$(9.4)
Diluted per share net income (loss)[2]	$0.16	$(0.08)	$0.84	$(0.21)
Non-GAAP net income[2]	$17.3	$4.4	$76.1	$20.3
Non-GAAP diluted per share net income[2]	$0.36	$0.10	$1.58	$0.44
Fully diluted weighted average shares[3]	48.6	46.3	48.3	45.7

New contract awards	$291.3	$454.0	$1,413.4	$1,425.9
Sales backlog[4]	$915.6	$899.5	$915.6	$899.5

[1]	For fiscal year 2015 and prior periods, ViaSat’s fiscal year ended on the Friday closest to March 31, resulting in a 52 or 53 week year. ViaSat quarters for fiscal year 2015 ended on July 4, 2014, October 3, 2014, January 2, 2015 and April 3, 2015. Fiscal year 2015 was a 52-week year, compared with a 53-week year in fiscal year 2014, as a result of the shift in the fiscal calendar. ViaSat does not believe that the extra week in fiscal year 2014 resulted in any material impact on its financial results. On May 4, 2015, the Board of Directors of ViaSat approved a change in ViaSat’s fiscal year from a 52-53 week fiscal year ending on the Friday closest to March 31 to a fiscal year ending on March 31 of each year, effective as of the commencement of ViaSat’s current fiscal year on April 4, 2015. ViaSat’s quarterly results for this fiscal year and subsequent fiscal years will be for quarterly periods ending June 30, September 30, December 31 and March 31 of each year.
[2]	Attributable to ViaSat Inc. common stockholders.
[3]	As the fourth quarter of fiscal year 2014 and fiscal year 2014 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.
[4]	Amounts include certain backlog adjustments due to contract changes and amendments.

Segment Results

(In millions)	Q4 FY15	Q4 FY14	FY15	FY14
Satellite Services
New contract awards	$121.2	$230.8	$555.9	$526.2
Revenues	$130.4	$105.9	$499.9	$390.7
Adjusted EBITDA	$52.5	$25.5	$208.0	$84.4

Commercial Networks
New contract awards	$41.1	$152.8	$215.5	$388.6
Revenues	$84.0	$96.1	$347.1	$395.5
Adjusted EBITDA	$0.8	$1.9	$17.0	$24.0

Government Systems
New contract awards	$129.0	$70.4	$642.0	$511.1
Revenues	$150.3	$142.0	$535.5	$565.2
Adjusted EBITDA	$35.6	$30.2	$119.4	$113.6

ViaSat News

Satellite Services

Our Satellite Services segment continued to generate strong year-over-year growth, with revenues of $130.4 million for the fourth quarter of fiscal year 2015 rising 23% from $105.9 million in the same period last year. Consumer residential broadband revenues continued to be the primary driver, including growth in total subscribers to 686,000 as of the end of the fourth quarter of fiscal year 2015 and weighted average revenue per user (ARPU) of $54.65, a new record high. The fourth quarter included gross adds of 65,000 and net adds of 11,000. Our commercial in-flight Wi-Fi service base also continued to grow with over 330 aircraft in service at the end of the fourth quarter of fiscal year 2015. Passenger engagement remains at an industry high at four times the levels seen on our nearest competitor as connected passengers work, play, and stream at speeds much faster than alternative services. Fourth quarter fiscal year 2015 Satellite Services segment Adjusted EBITDA more than doubled year-over-year to $52.5 million. This significant year-over-year earnings growth was driven not only by our increasing broadband services revenue base, but also through continued improvements in our quarterly per subscriber operating costs. Fiscal year 2015 Satellite Services segment results also hit new record levels with annual revenue and segment Adjusted EBITDA growing by 28% to $499.9 million, and 146% to $208.0 million, respectively, compared to fiscal year 2014. The fiscal 2015 results include $51.8 million derived from litigation settlement gains and associated technology access rights granted.

Commercial Networks

Our Commercial Networks segment revenues were $84.0 million for the fourth quarter of fiscal year 2015 compared to $96.1 million for the same period last year. In fiscal year 2015, segment revenues decreased by 12% to $347.1 million. The quarterly and annual revenue decreases compared to the same periods last year reflect lower activity related to our large Australian Ka-band infrastructure project for NBN as the project enters its final construction and integration stages. Offsetting these year-over-year decreases were growth in next-generation Canadian Ka-band network project activities, increased sales of commercial aviation broadband terminals, and strong year-over-year growth from our integrated antenna system products, which generated record revenue levels during fiscal year 2015. Our segment Adjusted EBITDA for the fourth quarter of fiscal year 2015 was $0.8 million, a 56% decrease from the prior year period, reflecting the revenue decrease and change in revenue mix to more funded development activities versus terminal production contracts in our consumer broadband products, offset in part by contributions from our commercial aviation broadband terminals and our large integrated antenna system programs. Segment fiscal year 2015 Adjusted EBITDA was $17.0 million, a 29% decrease, primarily reflecting the year-over-year revenue reduction as well as shifts in revenue mix due to lower consumer broadband terminal sales in fiscal year 2015 compared to the prior year.

ViaSat News

Government Systems

Our Government Systems segment reported fourth quarter fiscal year 2015 revenues of $150.3 million, an increase of $8.4 million compared to the same period last year, mostly driven by revenue contributions from government managed Wi-Fi services from our fiscal year 2015 acquisition of NetNearU. Fiscal year 2015 Government Systems segment revenues decreased by 5% to $535.5 million reflecting completion of our Blue Force Tracking 2 project last year, offset by revenue growth in advanced tactical radio and information distribution systems, information assurance and security products, and revenue contributions from government managed Wi-Fi services. Strong Government Systems contract wins continued throughout fiscal year 2015 resulting in record awards of $642.0 million and backlog of $382.1 million. This strong order flow generated positive book-to-bill performance for fiscal year 2015 as well as year-over-year backlog expansion of 36%, establishing a strong base for future segment performance and growth. Despite the fiscal year 2015 year-over-year revenue reductions, the strength of our growing service offerings generated record earnings levels for both the fourth quarter and fiscal year 2015. Our fourth quarter segment Adjusted EBITDA increased 18% to a record of $35.6 million and fiscal year 2015 segment Adjusted EBITDA, also a record, was $119.4 million, a 5% increase compared to last year. The increases in Adjusted EBITDA reflect improved margins driven by growth in our government mobile broadband services and our government managed Wi-Fi service offerings combined with year-over-year reductions in research and development expenses as we complete certain larger internally funded development efforts.

Selected Fiscal Fourth Quarter Business Highlights

•	Partnered with Boeing to introduce the ViaSat-2 “Lite” flexible broadband system. The new system combines Boeing’s highly efficient 702-SP all-electric spacecraft with an abridged version of the ViaSat-2 payload and network. The system leverages the payload’s capability and flexibility to provide compelling bandwidth cost economics; large coverage area; a better match of bandwidth supply to uncertainties in geographic demand distribution; reduces the size, cost and number of gateway teleports needed to enter service; improves network reliability; and allows scalable growth through cloud based infrastructure services.

•	Received over $50.0 million for new government airborne broadband systems and services awards, for both Ka- and Ku-band mobile equipment and services.

•	Received orders totaling approximately $6.0 million for ground and airborne terminals and other equipment in support of the U.S. Army Blue Force Tracking 2 program.

•	Our U.K.-based affiliate ViaSat Technologies Limited signed a credit agreement for a $524.9 million direct loan facility from the Export-Import Bank of the United States. ViaSat Technologies will use the funds to finance up to 85% of the construction, launch and insurance costs of our international ViaSat-2 high-capacity Ka-band communications satellite project. ViaSat-2 covers over 40 different countries and we have received firm international orders to date for satellite infrastructure and services in advance of launch totaling $275.0 million, including options.

ViaSat News

•	Subsequent to the end of the fiscal quarter, appointed Frank J. Biondi, Jr. as the eighth member of our Board of Directors.

•	Mark Dankberg, co-founder, chairman and CEO of ViaSat inducted into the Society of Satellite Professionals Hall of Fame for his leadership and visionary role in satellite communications.

•	Our Exede® In the Air in-flight Wi-Fi service continued to win industry accolades including the Via Satellite Excellence Award and the Crystal Cabin Award. Routehappy, a platform for comparing onboard in-flight amenities rated early adopters of the Exede In The Air service, JetBlue and United, as offering “Best Wi-Fi” for providing the “most technically advanced systems available capable of streaming video.”

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to future earnings, performance and growth prospects, including with respect to strong base for future Government Systems segment growth, ViaSat-2 Lite capabilities, commercial aeronautical Wi-Fi, operational improvements, and increased demand for our products and services. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 satellite; unexpected expenses related to the satellite project; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all, including with respect to the ViaSat-2 satellite system; risks associated with the construction, launch and operation of ViaSat-2 and our other satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to successfully develop, introduce and sell new technologies, products and services; negative audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on

ViaSat News

Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

Conference Call

ViaSat will host a conference call to discuss the fiscal year 2015 fourth quarter results at 5:00 p.m. Eastern Time on Tuesday, May 19, 2015. The dial-in number is (877) 640-9809 in the U.S. and (914) 495-8528 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Tuesday, May 19 until midnight Wednesday, May 20 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers, and entering the conference ID 48312208. You can also access our conference call webcast and other material financial information discussed on our conference call on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.

About ViaSat (www.viasat.com)

ViaSat creates satellite and other wireless networking systems that efficiently deliver the most bandwidth for fast, secure, and high-performance communications to any location for consumers, governments, enterprises, and the military. The company offers Exede services in North America, which feature ViaSat-1, the world’s highest capacity satellite; worldwide mobile satellite services, including global tracking and messaging as well as high-speed in-flight internet; satellite broadband networking systems; Wi-Fi and other hotspot operations, support, and management systems; and network-centric military communication systems and cybersecurity for the U.S. and allied governments. ViaSat also offers communication system design and a number of complementary products and technologies. Based in Carlsbad, California, ViaSat employs over 3,400 people in a number of locations worldwide for technology development, customer service, and network operations.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Exede is a registered trademark of ViaSat Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	April 3, 2015	April 4, 2014	April 3, 2015	April 4, 2014
Revenues:
Product revenues	$191,722	$199,340	$728,074	$785,738
Service revenues	173,031	144,584	654,461	565,724

Total revenues	364,753	343,924	1,382,535	1,351,462
Operating expenses:
Cost of product revenues	136,726	144,338	519,483	571,855
Cost of service revenues	113,848	106,415	444,431	419,425
Selling, general and administrative	76,379	74,059	270,841	281,533
Independent research and development	13,493	16,586	46,670	60,736
Amortization of acquired intangible assets	4,628	3,665	17,966	14,614

Income (loss) from operations	19,679	(1,139)	83,144	3,299
Interest expense, net	(6,049)	(8,730)	(29,426)	(37,903)

Income (loss) before income taxes	13,630	(9,869)	53,718	(34,604)
Provision for (benefit from) income taxes	6,194	(6,378)	13,827	(25,947)

Net income (loss)	7,436	(3,491)	39,891	(8,657)
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(113)	25	(472)	789

Net income (loss) attributable to ViaSat Inc.	$7,549	$(3,516)	$40,363	$(9,446)

Diluted net income (loss) per share attributable to ViaSat Inc. common stockholders	$0.16	$(0.08)	$0.84	$(0.21)

Diluted common equivalent shares	48,553	46,259	48,285	45,744

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Twelve months ended
	April 3, 2015	April 4, 2014	April 3, 2015	April 4, 2014
GAAP net income (loss) attributable to ViaSat Inc.	$7,549	$(3,516)	$40,363	$(9,446)
Amortization of acquired intangible assets	4,628	3,665	17,966	14,614
Stock-based compensation expense	11,281	9,274	39,353	33,639
Acquisition related expenses	—	—	444	—
Income tax effect	(6,122)	(4,982)	(22,075)	(18,530)

Non-GAAP net income attributable to ViaSat Inc.	$17,336	$4,441	$76,051	$20,277

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.36	$0.10	$1.58	$0.44

Diluted common equivalent shares	48,553	46,259	48,285	45,744

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Twelve months ended
	April 3, 2015	April 4, 2014	April 3, 2015	April 4, 2014
GAAP net income (loss) attributable to ViaSat Inc.	$7,549	$(3,516)	$40,363	$(9,446)
Provision for (benefit from) income taxes	6,194	(6,378)	13,827	(25,947)
Interest expense, net	6,049	8,730	29,426	37,903
Depreciation and amortization	58,021	49,313	221,433	185,064
Stock-based compensation expense	11,281	9,274	39,353	33,639
Acquisition related expenses	—	—	444	—

Adjusted EBITDA	$89,094	$57,423	$344,846	$221,213

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended April 3, 2015				Three months ended April 4, 2014
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$14,556	$(12,815)	$22,566	$24,307	$(8,614)	$(8,576)	$19,716	$2,526
Depreciation *	33,137	5,908	7,942	46,987	30,704	4,399	6,244	41,347
Stock-based compensation expense	2,403	4,296	4,582	11,281	2,021	3,610	3,643	9,274
Other amortization	2,446	3,430	530	6,406	1,347	2,420	551	4,318
Acquisition related expenses	—	—	—	—	—	—	—	—

Adjusted EBITDA before other	$52,542	$819	$35,620	88,981	$25,458	$1,853	$30,154	57,465

Other				113				(42)

Adjusted EBITDA				$89,094				$57,423

	Twelve months ended April 3, 2015				Twelve months ended April 4, 2014
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$62,379	$(33,616)	$72,347	$101,110	$(45,991)	$(12,134)	$76,038	$17,913
Depreciation *	128,361	23,025	28,156	179,542	119,360	16,747	22,982	159,089
Stock-based compensation expense	8,633	14,909	15,811	39,353	7,148	13,184	13,307	33,639
Other amortization	8,647	12,660	2,618	23,925	3,874	6,241	1,243	11,358
Acquisition related expenses	—	—	444	444	—	—	—	—

Adjusted EBITDA before other	$208,020	$16,978	$119,376	344,374	$84,391	$24,038	$113,570	221,999

Other				472				(786)

Adjusted EBITDA				$344,846				$221,213

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	As of April 3, 2015	As of April 4, 2014		As of April 3, 2015	As of April 4, 2014
Assets			Liabilities and Equity
Current assets:			Current liabilities:
Cash and cash equivalents	$52,263	$58,347	Accounts payable	$76,931	$98,852
Accounts receivable, net	266,339	271,891	Accrued liabilities	191,326	175,974

Inventories	128,367	119,601	Total current liabilities	268,257	274,826
Deferred income taxes	57,075	37,712	Senior Notes, net	582,657	583,861
Prepaid expenses and other current assets	44,702	44,070	Other long-term debt	223,736	105,900

Total current assets	548,746	531,621	Other liabilities	39,995	48,893

			Total liabilities	1,114,645	1,013,480

Property, equipment and satellites, net	1,180,243	1,052,502
Other acquired intangible assets, net	42,340	35,397	Total ViaSat Inc. stockholders’ equity	1,038,582	941,012
Goodwill	117,241	83,627	Noncontrolling interest in subsidiary	5,151	5,623

Other assets	269,808	256,968	Total equity	1,043,733	946,635

Total assets	$2,158,378	$1,960,115	Total liabilities and equity	$2,158,378	$1,960,115